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                                                                    EXHIBIT 99.1


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CORPORATE MEDIA RELATIONS CONTACT:
Kristi Lamont Ellis
205/326-7179
kristi.ellis@regions.com

CORPORATE INVESTOR RELATIONS CONTACT:
Jenifer M. Goforth
205/244-2823
jenifer.goforth@regions.com

JUNE 15, 2005

REGIONS ANNOUNCES NEW MANAGEMENT STRUCTURE

BIRMINGHAM, ALA. - In conjunction with the planned succession of current President Jackson W. Moore to the additional position of chief executive officer July 1, 2005, Regions Financial Corporation (NYSE: RF) has announced a new management structure.

Moore, 56, will succeed current Regions Chairman and CEO Carl E. Jones Jr., who will retire as chief executive officer of the company June 30, 2005. Jones, who will turn 65 on June 18, 2005, will continue to serve as chairman of the Regions Financial Corporation Board of Directors. Allen B. Morgan Jr., 62, who currently serves as chairman of Morgan Keegan & Company Inc. and vice chairman of Regions, will remain in those capacities and will assume an expanded role in representing Regions in the investment community. In preparation for the transition, Moore has outlined a new management structure for Regions, including naming his direct reports, all current officers of the company.

"This is an exciting time for Regions," Moore said. "We are building on a strong overall history as a community-focused bank, and, more recently, on the ongoing and very successful Regions-Union Planters integration.

"Now more than ever before, in this new organization, our customer-facing business units will be working together to strategically coordinate and integrate product development and bank, mortgage, investment and insurance product distribution consistently throughout our geographic footprint," Moore said. "And, this new structure will benefit not only customers and shareholders, it also will give associates increased career opportunities so they can grow with Regions."

Reporting directly to Moore will be Richard D. Horsley, vice chairman and chief executive officer of Business Enterprises; Samuel E. Upchurch Jr., director of Corporate and Strategic Initiatives; D. Bryan Jordan, chief financial officer;
H. Lynn Harton, chief credit officer; John M. Daniel, director of Human Resources; David C. Gordon, director of Operations and Technology; Steve R. Vinson, chief risk officer; and R. Alan Deer, general counsel and corporate secretary.


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Horsley, 62, comes to his new position after serving as the company's chief operating officer since 2002. Reporting to Horsley will be the incumbent heads of Consumer and Business Banking and Commercial Banking, the incumbent chief executive officers of the company's five geographic banking regions, Regions Mortgage, Morgan Keegan, Regions Morgan Keegan Trust, Regions Insurance Group and Interstate Billing.

Moore said that while there will be no change in the management, business or operations of Morgan Keegan, Horsley will provide leadership over the strategic product development and distribution integration of the company's Morgan Keegan and banking products through their respective distribution channels. Morgan Keegan will continue to grow and develop its legacy lines of business under the leadership of Morgan and G. Douglas Edwards, chief executive officer and president of Morgan Keegan.

"Our new structure means positive change for Regions, and I am delighted to have the opportunity to lead that change for our business lines and geographic banking regions," said Horsley. "I believe Regions is uniquely positioned to continue its growth and be successful in the highly competitive financial services marketplace.

"We will build on the successes we have had so far with the merger integration, and we will look at additional new ways to better serve our customers," said Horsley, who will continue his involvement with the Regions-Union Planters integration in an executive oversight capacity. "To echo Jack Moore, this is indeed an exciting time for Regions."

Upchurch, 53, who joined Regions in 1994 as general counsel and corporate secretary, has served as the company's Central Region CEO since late 2002. In his new role, he will oversee development and implementation of strategic initiatives across the company, quality control, efficiency modeling and metrics, business model development, tactical planning, government affairs and community development. The company has not yet named a successor for Upchurch in the Central Region.

The 43-year-old Jordan, who joined Regions in 2000 as comptroller, has served as the company's chief financial officer since late 2002. He will continue to oversee all of the company's finance, accounting, taxation, investor relations and purchasing functions.

Harton, 43, will be responsible for the company's overall credit policy as chief credit officer; this is in addition to his previous oversight areas of credit authorization, credit administration, credit risk metrics, special assets and portfolio risk analysis. Regions Executive Vice President E.C. "Cris" Stone, most recently the head of loan risk management and credit policy for the company, will work with Harton through the end of July, at which point Stone, 62, will retire after 17 years of service with Regions.
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Daniel, 50, who has served as the head of Human Resources for Regions since July
2004, will continue in that capacity as a direct report to Moore. Daniel previously served as head of Human Resources for Union Planters Corp. Daniel will partner with executive leadership by providing them with the principles and practices required for Regions to build and maintain a high-performance work environment.

In his new role, Gordon, 57, is charged with management oversight of the company's now-combined unit of Operations and Technology, and he will continue as head of the company's merger integration team. Within the consolidated unit, incumbent Chief Information Officer John R. Dick, 48, will continue to lead the company's strategic information technology development and deployment. Under Dick's leadership, the company's technology organization has been recognized repeatedly as one of the nation's largest and most innovative users of information technology.

In his capacity as chief risk officer, Vinson, 57, will oversee the monitoring and management of all enterprise risks, which includes the functions of audit, loan risk management, operational risk, corporate security, capital markets risk, interest rate risk, insurance risk, financial reporting risk, regulatory risk, compliance, business continuity and risk mitigation/hedging. The incumbent head of audit, Stephen M. Schoeneman, 50, will continue in that position.

Deer, 42, who joined Regions in 1997, will continue to serve as the company's general counsel and corporate secretary.

ABOUT REGIONS FINANCIAL CORPORATION
Regions Financial Corporation (NYSE: RF), headquartered in Birmingham, Ala., is a full-service provider of retail and commercial banking, trust, securities brokerage, mortgage, and insurance products and services. With its merger with the former Union Planters Corp. complete, Regions had $84.3 billion in assets as of March 31, 2005, making it one of the nation's Top 15 financial services providers. Regions' banking subsidiaries, Regions Bank and Union Planters Bank, operate some 1,400 offices and a 1,700-ATM network across a 15-state geographic footprint in the South, Midwest and Texas. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from nearly 250 offices. Additional information about Regions, which is a member of both the Forbes and Fortune 500 and has one of the top mortgage companies in the United States, can be found at www.regions.com.


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